Exhibit 10-b-16

ROCKWELL AUTOMATION, INC.

MEMORANDUM OF AMENDMENTS

TO THE ROCKWELL AUTOMATION, INC.

2003 DIRECTORS STOCK PLAN

Amend Section 8(a) of the Plan to read in its entirety as follows:

(a)	Minimum Award.

(i)

Each person who is a Non-Employee Director shall receive up to fifty percent (50%) of his or her annual retainer fee for service on the Board (or the applicable pro rata portion thereof) by delivery of a whole number of Shares determined by dividing the portion of the retainer fee to be paid in Shares by the Fair Market Value of the Shares on the date when payment is made (or on the next preceding day that Shares were traded if they were not traded on such date) and rounding up to the next higher whole number. Such percentage of the annual retainer fee to be paid in Shares (Annual Retainer Share Amount) shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the whole Board. Upon the delivery of Shares under this Section 8, the recipients shall have the entire beneficial ownership interest in, and all rights and privileges of a shareowner as to, those Shares, including the right to vote the Shares and to receive dividends thereon. Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year in which the annual retainer award of Shares is to be made, to receive the award in the form of Restricted Stock Units in a number equal to the Annual Retainer Share Amount.

(ii)

On and after the first day of Rockwell Automation’s 2004 fiscal year, each Non-Employee Director shall receive the Shares to which he or she is entitled pursuant to Section 8(a)(i) on the first business day of Rockwell Automation’s 2004 fiscal year and each subsequent fiscal year (or, if later, the first business day during that fiscal year on which such person serves as a Non-Employee Director).

Amend the heading for Section 8 of the Plan by deleting the phrase “Restricted Shares” and inserting in lieu thereof the term “Shares”.